INDEPENDENT AUDITORS' CONSENT




We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-25057 of Northbrook Life Variable Life Separate Account A of Northbrook Life Insurance Company on Form S-6 of our report dated February 19, 1999 relating to the financial statements and the related financial statement schedule of Northbrook Life Insurance Company, and our report dated March 18, 1999 relating to the financial statements of Northbrook Life Variable Life Separate Account A appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP

Chicago Illinois
April 26, 1999